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----------                      UNITED STATES SECURITIES AND EXCHANGE COMMISSION           -------------------------------
  FORM 5                                    WASHINGTON, DC 20549                                     OMB APPROVAL
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                               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP          OMB NUMBER:
[ ] Check box if no longer                                                                  EXPIRES:
    subject to Section 16.      Filed pursuant to Section 16(a) of the Securities           ESTIMATED AVERAGE BURDEN
    Form 4 or Form 5               Exchange Act of 1934, Section 17(a) of the               HOURS PER RESPONSE.........1.0
    obligations may continue.      Public Utility Holding Company Act of 1935              --------------------------------
    See Instruction 1(b).                    or Section 30(f) of the
[ ] Form 3 Holdings Reported              Investment Company Act of 1940
[X] Form 4 Transactions
    Reported

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                                                                to Issuer (Check all applicable)
   Bindseil        Mark                           Billserv, Inc.   BLLS
---------------------------------------------  ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ---               ---
                                                  Number of Reporting        Month/Year
   211 N. Loop 1604 East, Suite 100               Person, if an entity                           X  Officer           Other
---------------------------------------------     (Voluntary)                October 2001       --- (give title   --- (Specify title
                 (Street)                                                 -------------------       below)            below)
                                                                          5. If Amendment,          VP, Controller
   San Antonio       TX             78232         --------------------           Date of            -------------------------------
---------------------------------------------                                   Original     7. Individual or Joint/Group Reporting
  (City)           (State)           (Zip)                                    (Month/Year)      (Check Applicable Line)

                                                                                                 X   Form filed by One Reporting
                                                                                                ---  Person

                                                                                                     Form filed by more than
                                                                                                ---  One Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Trans-   3. Trans-    4. Securities Acquired (A)  5.  Amount of        6. Ownership  7. Nature of
    (Instr. 3)                   action      action       or Disposed of (D)           Securities          Form:         Indirect
                                 Date        Code         (Instr. 3, 4 and 5)          Beneficially        Direct (D)    Beneficial
                                             (Instr. 8)                                Owned at End        or            Ownership
                               (Month/                    -----------------------      of Fiscal Year      Indirect (I)  (Instr. 4)
                                Day/                             (A) or                (Instr. 3 and 4)    (Instr. 4)
                                Year)                   Amount     (D)     Price
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Potential persons who are to respond to the collection of information contained in this form are not required to respond unless
the form displays a currently valid OMB control number.                                                                       (Over)

*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).                                    SEC 2270 (7-97)

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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative   2. Conver-   3. Trans-   4. Transaction  5. Number of      6. Date Exer-     7. Title and     8. Price of
   Security                 sion or      action      Code            Derivative        cisable and       Amount of        Derivative
   (Instr. 3)               Exercise     Date        (Instr. 8)      Securities        Expiration        Underlying       Security
                            Price of     (Month/                     Acquired (A)      Date              Securities       (Instr. 5)
                            Derivative   Day/                        or Disposed of    (Month/Day/       (Instr.
                            Security     Year)                       (D) (Instr. 3,     Year)             3 and 4)
                                                                     4, and 5)      ----------------  -----------------
                                                                                    Date     Expira-            Amount or
                                                                  ----------------  Exer-    tion               Number of
                                                                    (A)      (D)    cisable  Date      Title    Shares
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Stock Option                  $.86      10/31/01      A4           27,000            (1)     10/31/11  Common    27,000
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1. Title of Derivative       9. Number of           10. Ownership of            11. Nature of
   Security                     Derivative              Derivative                  Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)
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  Stock Option                   48,000                     D
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Explanation of Responses:
(1) 9,000 shares on 10/31/02, 10/31/03, 10/31/04

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                              --------------------------  -----------------
                                                                                           **Signature of              Date
                                                                                          Reporting Person

Note: File three copies of this Form, one of which must be manually signed.                                                   Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 2270 (7-97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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